Exhibit 99.1

IDT CORP WILL APPEAL AWARD IN EMPLOYMENT CONTRACT DISPUTE

Company to Take Earnings Charge

(Newark, NJ; April 23, 2008) IDT Corporation (NYSE: IDT) announced today that it will take legal steps to reverse a $10.5 million award by a Newark, N.J. jury in a dispute with a former employee who worked at IDT for only six months.

“The Company respectfully disagrees with the jury’s decision in this case. We will pursue all avenues of redress, including post-trial motions and, if necessary, appeals, to reach a fair result”, said Jim Courter, IDT’s Chief Executive Officer.

Pending a final resolution of this case, the Company also announced that it will take a $10.5 million pre-tax litigation charge against earnings in the third quarter.

On Friday, a federal jury awarded former IDT employee Alfred West $10.5 million in the latest twist to this long-running litigation with the Company.

West, who worked at IDT in 2001 for only six months, asserted breach of contract and related claims against IDT. After the judge dismissed the contract claim several years ago, a trial on the related claims in 2005 resulted in a $1.5 million jury award for West.

That award, however, was set aside by the trial judge as being unsupported by the evidence. In an appeal by West of that decision, an appellate court reinstated West’s breach of contract claim, which led to the second trial that concluded last week.

About IDT Corporation:

IDT Corporation is an innovative and opportunity seeking multinational holding company with operations that span several industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT Energy operates an Energy Services Company (ESCO) in New York State. IDT subsidiary American Shale Oil Corporation (AMSO) manages IDT’s oil shale ventures. IDT’s Capital division incubates newer businesses, and the Company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the Company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include receivables portfolio management and collection, brochure distribution, Internet Mobile Group, Net2Phone Ventures and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations/Media Inquiries:

Bill Ulrey

invest@corp.idt.net

973.438.3553